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                                                                    EXHIBIT 99.2

                              [BUTLER LETTERHEAD]


FOR IMMEDIATE RELEASE

BUTLER MANUFACTURING COMPANY REPORTS FIRST-QUARTER RESULTS

 KANSAS CITY, MO, April 24, 2003 -- Butler Manufacturing Company, (NYSE:BBR) reported sales for the first quarter ended March 31, 2003 of $170 million, 7% lower than a year ago. According to F.W. Dodge, domestic nonresidential construction activity remained weak with total contract awards off 18% through February. Price competition also remained intense and the unabsorbed capacity costs associated with the lower volume resulted in a loss for the quarter of $3.9 million, or $.62 per share, compared with a loss of $5.4 million, or $.85 per share last year. Costs are being well managed as evidenced by the lower expenses for the quarter that more than offset rising health care, pension and general insurance cost increases.

         Commenting on the results, John Holland, chairman and chief executive officer said, "Sales in the North American Building Systems segment were approximately $80 million, up nearly 3% compared with a year ago. Our pre-engineered metal buildings sales were up and sales in our Lester wood frame building business were down when compared with last year. Although the domestic market was weaker, we were able to grow the top line and gain market share in the metal building market. However, higher steel costs and continued price competition resulted in an operating loss of $6.4 million compared with an operating loss of $4.9 million last year. The metal building business accounted for the increased loss. We recently announced the decision to build a pre-engineered metal building facility in Northeast Mexico, a necessary step to adjust our sourcing strategy. This investment will support the company's successful historical growth in Mexico and Latin America and enhance our competitiveness and growth prospects in these markets. In addition, the plant will provide a source of lower cost production to serve the US market.

         "The International Building Systems segment sales, all from China in the current year, were approximately $22 million, up 17% compared with a year ago, excluding European sales as that business was sold in July 2002. Operating income was $2.6 million compared with $0.4 million last year. The 2002 results include a loss from Europe of $0.6 million. The market for our products in China remains strong. We intend to build upon Butler's leadership position in the pre-engineered metal building market in China investing in additional capacity, as needed, to support growth and introduce new products to broaden the markets served.



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         "The Vistawall Architectural Products segment sales were about $53 million, up 2.5% compared with last year. Operating earnings were $2.1 million compared with $0.9 million a year ago with the improvement driven by increased operating efficiencies and lower operating costs. We opened two additional service centers during the quarter to support the growth strategies in this segment and will use our capacity and low cost structure to continue to target market share gains.

         "Butler Construction's sales were approximately $19 million compared with $38 million last year and operating earnings were $0.3 million compared with $0.8 million in 2002. The drop in earnings was volume related with costs well managed. The Real Estate segment had no sales in the first quarter with none last year as well. The business recorded a pretax loss of $0.6 million compared with pretax earnings of $0.6 million last year. This turnabout was related to lower rental income as well as recording $0.8 million in cumulative depreciation on a project where the prospect for the sale has extended beyond one year.

         "Domestic construction markets remain weak and challenging. Entering April, our backlog was $277 million, down about 2% from a comparable backlog a year ago. Price competition is expected to continue in the second quarter and unabsorbed capacity costs will continue with the likely result of a loss for the quarter. Our higher margin product backlog was approximately 1% lower and construction backlog was down about 4%. We are striking a balance between tough cost management and investment in new products and strategic investments that will position the company for marked improvement when the economy turns around," Mr. Holland concluded.


Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2002 Annual Report to Shareholders on page 16.

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